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                                                                   Exhibit 3.2.1


                              AMENDMENT TO BY-LAWS
                     OF HEALTH SYSTEMS INTERNATIONAL, INC.

        On May 20, 1996 the Board of Director of Health Systems International, Inc. (the "Corporation") voted to amend the Third Amended and Restated By-laws (the "By-laws") of the Corporation as follows:

        Paragraphs (a) and (b) of Section 3 of Article IV of the By-laws were amended so that such paragraphs (a) and (b) read in their entirety as follows:

                (a) To recommend to the Board of Directors the compensation including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of (i) the Chairman and Chief Executive Officer of the Corporation and (ii) the most highly compensated executive officer of the Corporation other than the Chairman and Chief Executive Officer of the Corporation, which recommendation shall be subject to ratification, modification or rejection by the Board of Directors.

                (b) To approve the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the Chairmen, Chief Executive Officers, Presidents, Chief Operating Officers and Senior Vice Presidents of the Corporation, Health Net, QualMed, Inc. and any direct or indirect subsidiaries of the Corporation other than Health Net or QualMed, Inc., other than those officers identified in (a) above.

        Section 5 and Section 6 of Article V of the By-laws were amended so that such Section 5 and Section 6 read in their entirety as follows, and a new
Section 11 was added to Article V of the By-laws, which Section 11 reads in its entirety as follows:

                SECTION 5. Chairman of the Board. The Chairman of the Board shall be the Chief Executive Officer of the Corporation. The duties of the Chairman of the Board shall be to preside at meetings of the Board of Directors and, if present, to preside at the meetings of the Stockholders. The Chairman of the Board shall preside as chairman of the meetings of the Board of Directors or of any committee on which he serves, and shall preside as chairman of the Stockholder meetings. Except where by law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all contracts,

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        certificates and other instruments of the Corporation that may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the By-laws or by the Board of Directors, subject to the terms of applicable employment agreements.

                SECTION 6. President. The President shall, subject to the control of the Board of Directors and the Chairman of the Board, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board and the Vice Chairman of the board (if a Vice Chairman of the Board exists), the President shall preside at all meetings of the Board of Directors and, if present, preside at all meetings of the Stockholders. The President shall perform such other duties as the Chairman of the Board or the Board of Directors may from time to time determine, subject to the terms of applicable employment agreements.

                SECTION 11. Vice Chairman of the Board of Directors. The Vice Chairman of the Board, if there be one, shall, in the absence of the Chairman of the Board, preside at all meetings of the Stockholders. The Vice Chairman of the Board position shall not be considered an office of the Corporation (although the Vice Chairman of the Board may or may not hold other offices of the Corporation). The Vice Chairman of the Board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the By-laws or by the Board of Directors.


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